Exhibit 15.3

Our ref	DLK/665661-000001/7020088v1
Direct tel	+852 2971 3006
E-mail	derrick.kan@maplesandcalder.com

Lightinthebox Holding Co., Ltd.

Tower 2, Area D, Diantong Square

No. 7 Jiuxianqiao North Road

Chaoyang District

Beijing 100015

People’s Republic of China

28 April 2014

Dear Sir

LightInTheBox Holding Co., Ltd.

We have acted as legal advisors as to the laws of the Cayman Islands to LightInTheBox Holding Co., Ltd., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2013.

We hereby consent to the reference of our name under the heading “Item 10. Additional Information E. Taxation — Cayman Islands Taxation” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder
Maples and Calder